UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2021

CLEARFIELD, INC.

(Exact Name of Registrant as Specified in Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-16106	41-1347235
(Commission File No.)	(IRS Employer Identification No.)

7050 Winnetka Avenue North, Suite 100, Brooklyn Park, MN 55428

(Address of Principal Executive Offices)(Zip Code)

(763) 476-6866

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	CLFD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.

Item 5.02.	Departure Of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

FY 2022 Cash Bonus Program

On December 9, 2021, the Board of Directors of the Company adopted the fiscal year 2022 cash bonus program (the “Program”) for company employees, including Cheryl Beranek, Chief Executive Officer; John Hill, Chief Operating Officer; and Daniel Herzog, Chief Financial Officer (the “Executives”). The Program and the Executives’ participation in the Program was recommended by the Company’s Compensation Committee. The Compensation Committee retains the discretion to modify the terms of the Program and to grant cash bonuses or other compensation to the Executives and other employees outside the Program.

Under the Program, the Compensation Committee determined three performance goals relating to the Company’s revenue for fiscal year 2022, referred to as Level 1, Level 2, and Level 3. The Compensation Committee also determined the cash bonus that each Executive could earn as a percentage of her or his base salary for achievement of revenue performance goals at each level. While the Compensation Committee determined Level 1, Level 2, and Level 3 revenue performance goals, the Compensation Committee determined for the Executives would earn no bonus under the Program if the Company’s achievement of revenue for fiscal year 2022 was less than Level 2 revenue. Accordingly, under the Program as it applies to the Executives, Level 2 revenue achievement also is the minimum level of achievement such that fiscal year 2022 revenue achievement at less than Leven 2 would result in no bonus. Achievement of fiscal year 2022 revenue at greater than Level 2 will result in a prorated increased bonus amount until Level 3 revenue is achieved. If fiscal year 2022 revenue exceeds Level 3 revenue achievement, additional bonus amounts available to all participants in the Program will accrue at a specified rate per million and be allocated to the Executives and other participants in the Program by the Compensation Committee and the Board of Directors on a discretionary basis.

Under the Program, the Executives may earn the following percentage of their base salaries at Level 2 and Level 3 fiscal year 2022 revenue achievement: Ms. Beranek, 100% and 150%, respectively; Mr. Hill, 100% and 150%, respectively; and Mr. Herzog, 50% and 75%, respectively.

The Compensation Committee will determine fiscal year 2022 revenue achievement following the end of fiscal year 2022 and will then calculate the cash bonus amount earned under the Program by those Executives who continue to be employed as of the end of the fiscal year. Under the Program, fiscal year 2022 revenue first will be determined in conformity with accounting principles generally accepted in the United States of America (GAAP) and, if the fiscal year 2022 revenue exceeds Level 1 achievement, revenue for the purposes of the Program then will subject to potential increase based on the Company’s gross profit percentage for fiscal year 2022 determined in accordance with GAAP. For the purposes of determining revenue under the Program, the achievement of gross profit percentage for fiscal year 2022 in excess of a minimum amount set by the Compensation Committee will increase the fiscal year 2022 revenue deemed achieved by the Company based on a formula.

All amounts that an Executive may earn under the Program are “Covered Compensation” under the Company’s Compensation Recoupment Policy adopted on September 23, 2021 and subject to potential recovery and forfeiture as described in the Compensation Recoupment Policy.

Director Restricted Stock Awards and Retainers

On December 9, 2021, the Company’s Board of Directors approved, based on the recommendation of the Compensation Committee, an increase in the value of the annual restricted stock award for each non-employee director elected at the 2022 Annual Meeting of the Shareholders to $25,000 as of the grant date. The restricted stock will be granted under the Company’s 2007 Stock Compensation Plan as of the first business day following the 2022 Annual Meeting of the Shareholders and the restrictions lapsing on the first business day prior to the 2023 Annual Meeting of Shareholders. Also on December 9, 2021, the Company’s Board of Directors approved, based on the recommendation of the Compensation Committee, an increase in the annual cash retainer to be paid to each non-employee director to $25,000. The Board of Directors also approved, based on the recommendation of the Compensation Committee, an increase in the annual cash retainer to be paid to the Audit Committee chair to $5,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARFIELD, INC.

	By:	/s/ Cheryl Beranek
Dated: December 15, 2021		Cheryl Beranek, Chief Executive Officer